EXHIBIT 2

                                      DATED

                                 13 JANUARY 2006

                        AMENDED SHARE PURCHASE AGREEMENT

                                     between

                                 FUTUREMEDIA PLC

                                       and

                          THE SHAREHOLDERS OF LEXON INC

                                8 CLIFFORD STREET
                                 LONDON W1S 2LQ
                               TEL: 020 7851 6000
                               FAX: 020 7851 6100

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CONTENTS
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CLAUSE

1.    Interpretation...........................................5
2.    Conditions..............................................10
3.    Sale and purchase, waiver of pre-emption rights and US
      Securities Law Matters..................................10
4.    Purchase price..........................................13
5.    Completion..............................................15
6.    Warranties..............................................16
7.    Limitations on claims...................................17
8.    Retention...............................................20
9.    Vericomp................................................20
10.   Tax covenant............................................21
11.   Restrictions on Sellers.................................21
12.   Confidentiality and announcements.......................22
13.   Further assurance.......................................23
14.   Assignment..............................................23
15.   Whole agreement.........................................24
16.   Variation and waiver....................................24
17.   Costs...................................................24
18.   Notice..................................................25
19.   Interest on late payment................................26
20.   Severance...............................................26
21.   Agreement survives completion...........................26
22.   Third party rights......................................27
23.   Successors..............................................27
24.   Counterparts............................................27
25.   Language................................................27
26.   Governing law and jurisdiction..........................27

SCHEDULE

SCHEDULE 1 - PARTICULARS OF SELLERS AND APPORTIONMENT OF PURCHASE PRICE......28

SCHEDULE 2 - PARTICULARS OF THE COMPANY AND SUBSIDIARIES.....................29

Part 1. Company..............................................................31

Part 2. The Subsidiaries.....................................................30

SCHEDULE 3 - COMPLETION......................................................32

Part 1. What the Sellers shall deliver to the Buyer at Completion 32

SCHEDULE 4 - WARRANTIES.......................................34

Part 1. General warranties....................................34
1.    Power to sell the company...............................34

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2.    Shares in the company and subsidiaries..................34
3.    Constitutional and corporate documents..................35
4.    Information.............................................36
5.    Compliance with laws....................................36
6.    Licences and consents...................................36
7.    Insurance...............................................36
8.    Power of attorney.......................................36
9.    Disputes and investigations.............................37
10.   Defective products and services.........................37
11.   Customers and suppliers.................................38
12.   Competition.............................................38
13.   Contracts...............................................39
14.   Transactions with sellers...............................40
15.   Finance and guarantees..................................40
16.   Insolvency..............................................42
17.   Assets..................................................43
18.   Condition of plant and equipment and stock in trade.....43
19.   Environmental...........................................44
20.   Intellectual property...................................45
21.   Information technology..................................47
22.   Data protection.........................................49
23.   Employment..............................................50
24.   Property................................................54
25.   Accounts................................................56
26.   Financial and other records.............................57
27.   Changes since accounts date.............................58
28.   Effect of sale on sale shares...........................58
29.   Retirement benefits.....................................59

Part 2. Tax warranties........................................60
1.    General.................................................60
2.    Chargeable gains........................................61
3.    Capital allowances......................................61
4.    Distributions...........................................62
5.    Loan relationships......................................62
6.    Close companies.........................................62
7.    Group relief............................................62
8.    Groups of companies.....................................63
9.    Intangible assets.......................................63
10.   Company residence and overseas interests................64
11.   Anti-avoidance..........................................64
12.   Inheritance tax.........................................65
13.   VAT.....................................................65
14.   Stamp duty and stamp duty land tax......................66

SCHEDULE 5 - TAX COVENANT.....................................68
1.    Interpretation..........................................68


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2.    Covenant................................................71
3.    Payment date and interest...............................72
4.    Exclusions..............................................73
5.    Recovery from third parties.............................74
6.    Corporation tax returns.................................74
7.    Conduct of tax claims...................................75
8.    Grossing up.............................................77
9.    Costs and expenses......................................77

SCHEDULE 6....................................................78

Registered intellectual property rights.......................78

SCHEDULE 7 - UNUSED...........................................79

SCHEDULE 8 - PARTICULARS OF PROPERTIES........................80

Leasehold properties..........................................80

SCHEDULE 9 - COMPLETION ACCOUNTS..............................81

Part 1. General...............................................81


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THIS AGREEMENT is dated 13 January 2006

PARTIES

(1) The several persons whose names and addresses are set out in Schedule 1 (SELLERS).

(2) FUTUREMEDIA PLC incorporated and registered in England and Wales with company number 01616681 whose registered office is at Nile House, Nile Street, Brighton, East Sussex, BN1 1HW (BUYER).

BACKGROUND

(A) The Company has an issued share capital of 1,010 ordinary shares (US$ 1.00 nominal value each).

(B) Further particulars of the Company at the date of this agreement are set out in Schedule 2 (Particulars of the company and subsidiaries).

(C) The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 (Particulars of sellers and apportionment of purchase price) comprising in aggregate the whole of the issued share capital of the Company.

(D) The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1.    INTERPRETATION
1.1 The definitions and rules of interpretation in this clause apply in this agreement.

      ACCOUNTS: the audited financial statements of EBC as at and to the Accounts Date including the notes thereon and the auditor's and Directors' reports (copies of which are attached to the Disclosure Letter).

      ACCOUNTS DATE: 31 December 2004.

      ACTS: the Companies Acts and the BVI Act and "Act" shall mean the relevant act in the context.

      ADSS: the Buyer's American Depositary Shares as traded on the date hereof on the NASDAQ-CM under the symbol FMDAY. Each ADS represents the right to receive one Buyer Share. ADSs are evidenced by American Depositary Receipts ("ADRS"). ADSs evidenced by ADRs are issued by the Bank of New York as Depositary (the "DEPOSITARY") of the Company's ADR facility in accordance with the terms of a deposit agreement between the Company and the Depositary.


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      BUSINESS: the business of the Target Group, namely developing bespoke
      e-learning resources and related services, including blended learning projects incorporating learning design solutions.

      BUSINESS DAY: a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

      BUYER SHARES: ordinary shares in the capital of the Buyer (1 and 1/9p nominal value each).

      BUYER'S SOLICITORS: Brown Rudnick Berlack Israels LLP, 8 Clifford Street, London, W1S 2LQ.

      BVI ACT: the International Business Companies Act, Cap. 291, as amended.

      CAA 2001: the Capital Allowances Act 2001.

      CLAIM AND SUBSTANTIATED CLAIM: have the meanings set out respectively in clause 7 (Limitations on claims).

      COMPANY: LEXON INC, a company incorporated and registered in the British Virgin Islands with company number 21081 whose registered office is at Akara Buildings, 24 De Castro St, Road Town, Tortola, British Virgin Islands, further details of which are set out in Schedule 2 (Particulars of the Company and subsidiaries).

      COMPANIES ACTS: the Companies Act 1985 and the Companies Act 1989.

      COMPLETION: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

      COMPLETION ACCOUNTS: has the meaning set out in paragraph 1 of Part 1 of
      Schedule 9 (Completion accounts).

      COMPLETION DATE: the date of this agreement.

      COMPLETION NET ASSETS: has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts).

      CONDITIONS: has the meaning given in clause 2.1.

      CONNECTED: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

      CONTROL: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

      (a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

      (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

      and a CHANGE OF CONTROL occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.


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      DEEDS OF COVENANT: the deeds of covenant in the agreed form to be entered into by each of Mr Eric Kilby and Mr Roger Barby on Completion. DEPOSIT: the sum of (pound)100,000 to be paid on the date of this agreement by the Buyer to the Sellers' Solicitors on the terms of the Undertaking in relation to the Deposit.

      DIRECTOR: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2 (Particulars of the company).

      DISCLOSED: fairly disclosed in the Disclosure Letter and/or the Supplemental Disclosure Letter.

      DISCLOSURE LETTER: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the bundle of documents attached to it (the "DISCLOSURE BUNDLE").

      DUE AMOUNT: the amount (if any) due to the Buyer in respect of a Substantiated Claim as agreed by the Seller and the Buyer in writing or as determined by a court of competent jurisdiction from which no right of appeal lies.

      EBC: Executive Business Channel Limited registered in England and Wales with registered number 02862053 (details of which are set out in Part 2 of Schedule 2)

      EMPLOYMENT AGREEMENT: the employment agreement in the agreed form to be entered into between EBC and Graham Mackie on Completion.

      ENCUMBRANCE: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

      ESCROW AGENTS: The Buyer's Solicitor and the Sellers' Solicitors.

      ESCROW BANK: NatWest Bank plc.

      ESCROW LETTER: the letter in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Retention Account.

      EVENT: has the meaning given in Schedule 5 (Tax covenant).

      FINANCING: has the meaning given in clause 2.1(a).

      GROUP: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

      Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

      ICTA 1988: the Income and Corporation Taxes Act 1988.

      IHTA 1984: the Inheritance Tax Act 1984.


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      INTELLECTUAL PROPERTY RIGHTS: has the meaning given in paragraph 20.1 of
      Part 1 of Schedule 4 (Warranties).

      JS CONSULTING AGREEMENT: the consultancy agreement in the agreed form to be entered into between the Buyer and Jonathan Satchell on COMPLETION.

      LEASE: the lease pursuant to which the Target Group occupies the Property further particulars of which are set out in Schedule 8.

      MATERIAL ADVERSE CHANGE: has the meaning given in clause 2.4.

      MANAGEMENT ACCOUNTS: the unaudited balance sheet and the unaudited profit and loss account of EBC for the period of 11 months ended 30 November 2005 (a copy of which is attached to the Disclosure Letter).

      PROPERTY: Unit D Mount Mill Farm, Stratford Road, Wicken Nr. Milton Keynes MK19 6DG.

      PURCHASE PRICE: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with clause 4 (Purchase price).

      RELEASE DATE: the date 12 months from Completion.

      RETENTION: the sum of (pound)250,000 to be paid by the Buyer on Completion into the Retention Account. RETENTION ACCOUNT: the joint interest bearing bank account to be established in accordance with the Escrow Letter.

      SALE SHARES: 1,010 ordinary shares in the capital of the Company (US$1.00 nominal value each), all of which have been issued and are fully paid.

      SELLERS' REPRESENTATIVE: Jonathan Satchell of Dower House, Blakesley, Northamptonshire NN12 8RD.

      SELLERS' SOLICITORS: Kingsley Napley, Knights Quarter, 14 St. John's Lane, London, EC1M 4AJ.

      SUBSIDIARY: in relation to a company wherever incorporated (a holding company) means a "subsidiary" as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

      Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time, and references to "Subsidiary" or "Subsidiaries" are references to a Subsidiary or Subsidiaries of the Company.

      SUPPLEMENTAL DISCLOSURE LETTER: any letter in the agreed form addressed from the Sellers to the Buyer supplemental to the Disclosure Letter dated the Completion Date.

      TARGET GROUP: the Company and its Subsidiaries, including EBC.

      TAX OR TAXATION: has the meaning given in Schedule 5 (Tax covenant).

      TAX COVENANT: the tax covenant as set out in Schedule 5 (Tax covenant).


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      TAX CLAIM: has the meaning given in Schedule 5 (Tax covenant).

      TAX WARRANTIES: the Warranties in Part 2 of Schedule 4 (Warranties).

      TAXATION AUTHORITY: has the meaning given in Schedule 5 (Tax covenant).

      TAXATION STATUTE: has the meaning given in Schedule 5 (Tax covenant).

      TCGA 1992: the Taxation of Chargeable Gains Act 1992.

      TMA 1970: the Taxes Management Act 1970.

      TRANSACTION: the transaction contemplated by this agreement or any part of that transaction.

      UNDERTAKING: an undertaking given by the Sellers' Solicitors to the Buyer's Solicitors on the date of this agreement.

      VATA 1994: the Value Added Tax Act 1994.

      WARRANTIES: the warranties in clause 6 (Warranties) and Schedule 4 (Warranties).

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3   A PERSON includes a corporate or unincorporated body.

1.4 Words in the singular include the plural and in the plural include the singular.

1.5   A reference to one gender includes a reference to the other gender.

1.6 A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7   WRITING or WRITTEN includes faxes but not e-mail.

1.8 Documents in AGREED FORM are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9 A reference in this agreement to OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT or similar expression is a reference to the following documents:

      (a)   the Disclosure Letter; and

      t 6 12 (b) the Company's board minutes.

1.10 References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.


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1.11  Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.    CONDITIONS

2.1   Completion of this agreement is subject to the following conditions:

      (a) the Buyer raising finance in the amount of (pound)3,650,000 (the "Financing");

      (b) approval of the Financing and the transactions contemplated by this agreement by the Buyer's shareholders at a general meeting called for that purpose; and

      (c) there having been no Material Adverse Change since the date of this agreement.

2.2 If each of the Conditions is not satisfied or waived by 6pm on 28 April 2006, this agreement shall cease to have effect immediately after that date and the Sellers' Solicitors shall immediately release the Deposit to the Sellers (and the Buyer shall be deemed to have granted authority to the Sellers' Solicitors to do so); provided, however, that in the event that the Condition at clause 2.1(c) shall not have been so satisfied or waived, then the Sellers' Solicitors shall immediately release the Deposit to the Buyer (and the Sellers shall be deemed to have granted authority to the Sellers' Solicitors to do so).

2.3 In the event that each of the Conditions is satisfied or waived, the Deposit shall be released by the Sellers' Solicitors to the Sellers on Completion (and the Buyer shall be deemed to have granted authority to the Sellers' Solicitors to do so) and shall be treated as part of the Cash Element payable by the Buyer to the Sellers pursuant to clause 4.1(a) of the agreement.

2.4 For purposes hereof, "Material Adverse Change" means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of the Sellers or any member of the Target Group in this Agreement, including without limitation the Warranties), that is materially adverse to the Business, assets (including intangible assets, if applicable), capitalisation, financial condition, liabilities, operations or results of operations of the Business.

3.    SALE AND PURCHASE, WAIVER OF PRE-EMPTION RIGHTS AND US SECURITIES LAW
      MATTERS

3.1 On the terms of this agreement and subject to the Conditions, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with


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      full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3.2 Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

3.3 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.4 In connection with the issuance of Buyer Shares as contemplated by this agreement, each Seller hereby represents and warrants to the Buyer as follows:

      (a) Such Seller (i) has adequate means of providing for its current needs and possible contingencies, and it has no need for liquidity of any investment in the Buyer Shares; (ii) has such knowledge and experience in financial matters that the undersigned is capable of evaluating the relative risks and merits of an investment in the Buyer Shares; and (iii) understands that an investment in the Buyer Shares is highly speculative and is able financially to bear the risk of losing its entire investment.

      (b) The address set forth in schedule 1 of this agreement is such Seller's true and correct business address, and he/it has no present intention of changing its business location or residence (as applicable) to any other jurisdiction. Each Seller shall notify the Buyer of any change of address that occurs between the date of this Agreement and any future issuance of Buyer Shares pursuant hereto.

      (c) Such Seller, and its representatives, if any, have received and reviewed copies of the following documents:

            (i) the Buyer's Annual Report on Form 20-F for the fiscal year ended 30 April 2005; and

            (ii)  the Buyer's press releases distributed since 30 April 2005.

      (d) Such Seller acknowledges that he/it has reviewed the information referred to in sub-clause 3.4(c) above, and further acknowledges that he/it has had the opportunity to ask representatives of the Buyer questions about the Buyer's business and financial condition and that it has obtained such information as it has requested to the extent it has deemed necessary to permit it to fully evaluate the merits and risks of an investment in the Buyer Shares. Further, the undersigned has consulted with such other of its investment and/or

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            accounting and/or legal and/or tax advisors as it has deemed necessary and appropriate in making a decision to accept Buyer Shares as part of the transactions contemplated by this agreement.

      (e) If such Seller is a corporation, partnership, trust, or other entity, (i) it is authorised and qualified to become a shareholder of, and authorised to make its investment in, the Buyer Shares, (ii) it has not been formed for the purpose of making an investment in the Buyer Shares, and (iii) the person signing this agreement on behalf of such Seller has been duly authorised by such entity to do so.

      (f) Such Seller is not relying on the Buyer or any representation contained herein or in the documents referred to herein with respect to the tax and economic effect of its investment in the Buyer Shares.

      (g) Such Seller understands that the Buyer Shares to be issued pursuant to this agreement have not been and are not expected to be registered under the United States Securities Act of 1933, as amended (the "ACT"). Such Buyer Shares are being offered and sold in an "offshore transaction" outside the United States in accordance with Rule 903 of Regulation S ("REGULATION S"), promulgated under the Act. The transferability of the Buyer Shares is restricted as provided herein.

      (h) At the date of this agreement, such Seller and all beneficial owners or subscribers for the Buyer Shares hereunder will be outside of the United States of America or any other jurisdiction where such offer would be prohibited. Such Seller further represents that he/it and all such beneficial owners has not (and will not in the future) receive any offering documents, with respect to the Buyer Shares, in the United States of America or any other jurisdiction where such receipt of same would be prohibited.

      (i) The Buyer Shares which such Seller is entitled to receive hereunder are being acquired solely for his/its own account or for the account of beneficial owners that such Seller represents, and are not being purchased with a view to or for distribution. Such Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement. In order to induce the Buyer to issue the Buyer Shares as provided herein to such Seller, it is agreed that the Buyer will have no obligation to recognise the ownership, beneficial or otherwise, of such Buyer Shares by anyone but such Seller and the beneficial owners that the undersigned represents.

      (j) Such Seller understands that the Buyer Shares to be issued hereunder may be not transferred, sold, assigned, hypothecated or otherwise disposed of, except: (a)(i) pursuant to a registration statement, filed with and declared effective by the SEC, (ii) in an offshore transaction in compliance with Regulation S or (iii) pursuant to another available exemption from the registration requirements under the Act upon the


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            delivery of an opinion of counsel, certification and/or other information satisfactory to the Buyer and (b) in compliance with all other applicable laws.

      (k) Such Seller agrees that, in order to ensure compliance with applicable securities laws, the certificates or ADRs evidencing any Buyer Shares issued pursuant to this agreement will be held in escrow by the Buyer for a period of 40 days following the date on which such Buyer Shares are issued (the "RESTRICTED PERIOD"). Such Seller agrees not to sell, grant options over, transfer, charge, pledge, hypothecate or otherwise dispose of the Buyer shares which may be issued to him/it hereunder during the Restricted Period. Such seller further agrees not to engage in any hedging transactions or short sales with respect to such Buyer Shares during the Restricted Period.

      (l) The foregoing representations and warranties in this clause 3.4 are true and accurate as of the date of delivery of this agreement, and shall survive delivery of such Buyer Shares in each case. If in any respect such representations and warranties shall not be true and accurate prior to any proposed issuance of Buyer Shares to such Seller hereunder, such Seller shall give prompt written notice of such fact to the Buyer, specifying which representations and warranties are not true and accurate and the reasons therefor.

3.5 The Buyer will hold in escrow, as described herein, either certificates or ADRs evidencing the Shares without any restrictive legends affixed thereon (except to the extent that any such restrictive legends may be required by The Bank of New York or any successor depositary of the Buyer's ADR facility). The certificates or ADRs will be issued in the name of each Seller and will be held in escrow by the Buyer during the Restricted Period. Upon the expiration of the Restricted Period, the Buyer will deliver the certificates representing the Shares or the ADRs to each Seller.

4.    PURCHASE PRICE 4.1 The Purchase Price is:

      (a) (pound)3,750,000 payable in cash (the "CASH ELEMENT") at Completion in accordance with Clause 4 (taking into account the Deposit); and

      (b) a number of Buyer Shares equal to the quotient of (a) (pound)700,000 divided by (b) the average closing price of the Company's ADSs on the NASDAQ-CM for the 20 trading days immediately prior to the Completion Date (converted to British pounds based on the prevailing exchange rate at such time) (the "SHARE ELEMENT"), to be issued at Completion to the Sellers in the proportions set out opposite the Sellers' names in Schedule 1 credited as fully paid and ranking pari passu with the existing ordinary shares in the issued share capital of

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      the Buyer including the right to receive all dividends and other distributions declared, made or paid after the date of allotment.

4.2 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

      (a)   for a breach of any Warranty; or

      (b)   under the Tax Covenant.

4.3 If the Completion Net Assets at Completion as determined in accordance with Schedule 9:

      (a) are less than (pound)250,000, the Sellers undertake to pay to the Buyer on demand within seven Business Days of agreement of the Completion Accounts in accordance with Schedule 9 an amount equal to the amount by which the Completion Net Assets are less than (pound)250,000 at Completion; and

      (b) are greater than (pound)250,000, the Buyer undertakes to pay to the Sellers on demand within seven Business Days of agreement of the Completion Accounts in accordance with Schedule 9 an amount equal to the amount by which the Completion Net Assets are greater than (pound)250,000, and the Cash Element of the Purchase Price shall be deemed to be adjusted accordingly.

4.4 Any payment due pursuant to clause 4.3 of this agreement shall be made together, in each case, with all interest on the amount so payable at a rate of one per cent below the base rate from time to time of the Royal Bank of Scotland plc from the Completion date to the date of payment (both dates inclusive).

4.5 Any payment or repayment to be made under clauses 4.3 and 4.4 shall be made:

      (a) if to the Sellers, in the same manner as payments made under clause 5.10(a)(Completion); and

      (b) if to the Buyer, by wire transfer to an account notified by the Buyer to the Sellers following determination of the Completion Accounts.

4.6 The Buyer shall procure, as soon as reasonably practicable following an allotment of Buyer Shares to the Sellers pursuant to this agreement, the admission of ADSs representing such Buyer Shares to trading on NASDAQ-CM.


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5.    COMPLETION

5.1 Completion shall take place on the Completion Date at the offices of Buyer's Solicitors.

5.2   Completion Date means:

      (a)   the Business Day after the Conditions have been satisfied; or

      (b) any other date agreed in writing by the Seller's Representative and the Buyer.

5.3 From the date of this agreement until Completion the Sellers undertake to provide all assistance (at the Buyer's expense) reasonably requested by the Buyer in connection with satisfying the Conditions in clause 2.1(a) and (b).

5.4 The Sellers undertake to the Buyer that the Business shall be conducted in the ordinary course of business from the date of this agreement until Completion.

5.5 The Target Group may do anything falling outside the ordinary course of business if the Buyer has given prior written consent.

5.6 The Sellers shall use their reasonable endeavours to maintain the trade and trade connections of the Target Group from the date of this agreement until the Completion Date.

5.7 The Sellers shall give to the Buyer as soon as possible full details of any material change in the business, financial position or assets of the Target Group from the date of this agreement until the Completion Date.

5.8   The Sellers shall not:

      (a) induce, or attempt to induce, any of the employees of the Target Group, whether directly or indirectly, to terminate their employment before the Completion Date; or

      (b) incur any liabilities to the Target Group, other than trading liabilities incurred in the normal course of business.

5.9 The Buyer acknowledges and agrees that it shall have no right to rescind this agreement at any time prior to the Completion Date.

5.10  At Completion the Sellers shall:

      (a) deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

      (b) procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out.

5.11  At Completion the Buyer shall:

      (a) pay the Cash Element of the Purchase Price less the Retention by wire transfer to Sellers' Solicitors (who are irrevocably authorised to receive the same) ;

      (b) pay the Retention by electronic transfer for same day value into the Retention Account;

      (c)   procure the issue of the Buyer Shares comprising the Share Element;
            and

      (d) deliver to the Seller a certified copy of the resolution by the board of directors of the Buyer authorising the Transaction and the execution and delivery of this agreement, and any other documents referred to in this agreement as being required to be delivered by the Buyer.

      Payment made in accordance with this clause shall constitute a valid discharge of the Buyer's obligations under clause 4.1.

5.12 As soon as possible after Completion, the Sellers shall send to the Buyer (at the Buyers registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion and which are not kept at the Property.

6.    WARRANTIES

6.1 The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2 The Sellers, severally and not jointly, warrant to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

6.3 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.4 The Warranties are deemed to be repeated on each day up to and including the Completion Date and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day.

6.5 The Warranties are deemed to be repeated in respect of each of the Subsidiaries as if the word Company in Schedule 4 was defined to mean the relevant Subsidiary.

6.6 Any Warranty which is qualified as being made "so far as the Sellers are aware" or any similar expression has been so qualified after careful enquiries by the Sellers.

7.    LIMITATIONS ON CLAIMS

7.1 The definitions and rules of interpretation in this clause apply in this agreement.

      CLAIM: a claim for breach of any of the Warranties.

      SUBSTANTIATED CLAIM: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

      A Claim is CONNECTED with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

7.2 This clause limits the liability of the Sellers in relation to any Claim.

7.3 The maximum aggregate liability of each of the Sellers in respect of all Claims and any claim under the Tax Covenant shall not exceed each Seller's pro rata portion of (pound)4,450,000 in accordance with the percentage in column 3 of Schedule 1.

7.4   The Sellers are not liable for a Claim to the extent that the Claim:

      (a)   relates to matters Disclosed;

      (b) relates to any matter specifically and fully provided for in the Accounts or in the Completion Accounts;

      (c) would not have arisen but for something voluntarily done or intentionally omitted to be done by the Buyer, the Company or their agents after Completion otherwise than in the ordinary course of the business of the Company as carried on at Completion;

      (d) arises as a result of the passing of or any change in law or regulation after the date of this agreement (whether retrospectively or not) or occurs or arises or, such Claim having arisen, is increased as a result of any change in any accounting or taxation policy of the Company after the date of this agreement;

      (e) arises as a result of any failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, in connection with the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or going of which was Disclosed by the Sellers and was taken into account in computing the provision for Taxation in the Accounts;

      (f) arises from an act, event omission, transaction or arrangement prior to Completion occurring at the written request of the Buyer; or

      (g) is actually recovered by the Buyer under the terms of any insurance policy of the Buyer or the Company (net of any additional costs incurred by the Company and/or the Buyer as a result of any consequential increase in premiums).

7.5 The Sellers are not liable for a Claim unless the Buyer has given the Sellers written notice of the Claim (giving reasonable information regarding the nature and an estimate of the value of such Claim):

      (a) in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

      (b)   in the case of a non-Tax Warranty claim by 31 July 2007,

      (in each case such date being referred to as the "Expiry Date").

7.6 Any Claim made before the Expiry Date in accordance with clause 7.5 shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Sellers' liability in respect of such Claim shall absolutely terminate) on the expiry of the period of 6 months after notice of such Claim was given to the Sellers (or any of them) in accordance with clause 7.5, unless proceedings in respect thereof shall have been commenced against the Sellers (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served upon the Sellers).

7.7 The Sellers shall not be liable in respect of a Claim or group of Claims based on substantially the same facts or circumstances unless the amount that would otherwise be recoverable from the Sellers, but for this clause 7.7, in respect of the Claim exceeds (pound)2,000.

7.8 The Sellers shall not be liable in respect of any Claim unless and until the aggregate amount that would otherwise be recoverable from the Sellers, but for this clause 7.8, in respect of all Claims (after giving due effect to clause 7.7) in relation to each Claim exceeds (pound)20,000, in which event the Sellers shall be liable for the full amount of the Claim and not merely the excess over (pound)20,000.

7.9 Except where it may be prejudicial to the business interests of the Company or the Buyer, the Buyer shall at all reasonable times make available to the Sellers (at the Sellers' cost) all information and documents relating to the Claim. If requested by the Seller, the Buyer shall give the Sellers and their professional advisers access on reasonable notice to the personnel of the Buyer and/or the Company (as the case may be) and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the Company to enable the Sellers and their professional advisers to interview such personnel, and to examine such Claim, premises, chattels, accounts, documents and records and to take copies or photographs of the same at their own expense.

7.10 Where the Buyer or the Company is entitled to recover any sum from another person or firm or company in respect of any matter giving rise to a Claim under this Agreement, the Buyer shall or shall procure that the Company shall take all reasonable steps to enforce such recovery. The Buyer shall not be required to take such steps where it is of the reasonable view that any such action is prejudicial to the business interests of the Company or the Buyer.

7.11 The sole remedy against the Buyer in respect of any Claim shall be an action for damages. Save in the event of fraudulent misrepresentation, no right of rescission shall be available after Completion to the Buyer by reason of any breach of the Warranties or the Tax Covenant.

7.12 The Buyer shall reimburse to the Sellers an amount equal to any sum paid in respect of any Claim which is subsequently recovered by or paid to the Buyer or any member of the Buyer's Group or the Company by any third party less any reasonable costs incurred by the Buyer in connection with such Claim.

7.13 The amount or amounts of any successful Claim or Claims against the Sellers under or in respect of claims under the Tax Covenant (after deducting any reimbursement made pursuant to this schedule) shall be deemed to constitute a reduction in the Consideration.

7.14 Nothing herein shall in any way diminish the Buyer's or the Company's common law duty to mitigate its loss in relation to any Claim.

7.15 Any payment by the Sellers under this agreement to the Buyer shall reduce by that amount any Claims by the Buyer under the Tax Covenant (and vice versa) and the Buyer shall at all times procure that there is no duplication of any claim relating to the same subject matter whether under this agreement or under the Tax Covenant or otherwise.

7.16 Nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

8.    RETENTION

8.1 No amount shall be released out of the Retention Account otherwise than in accordance with this clause 8.

8.2 As soon as practicable following the agreement or determination of any Substantiated Claim in respect of which there is a Due Amount, the Buyer and the Sellers' Representative shall, unless such Due Amount has been paid to the Buyer, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges) the lesser of the amount due under the indemnity and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

8.3 The balance of the amount (if any) standing to the credit of the Retention Account at the Release Date (including any accrued interest but less any applicable bank charges) shall on the Release Date or as soon as reasonably practicable thereafter be released to the Seller's Solicitors and the Buyer and the Sellers' Representative shall instruct the Escrow Agents accordingly.

8.4 Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

8.5 The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

9.    VERICOMP

      The Buyer undertakes to allow Vericomp Limited, a company registered in England and Wales with registered number 03237823 ("Vericomp"), until 31 March 2007, the right to use one desk in the Property and use of the Company's telcommunications and IT infrastructure and call centre services sufficient to run two pc's and two phones in the Property (the "Services") as are consistent with the Services enjoyed by Vericomp immediately prior to Completion and, as soon as practicable following Completion, shall enter into a written agreement on reasonable terms with Vericomp to provide the same provided that no charge will be payable.

10.   TAX COVENANT

      The provisions of Schedule 5 (Tax covenant) apply in this agreement.

11.   RESTRICTIONS ON SELLERS

11.1  Each of the Sellers severally covenants with the Buyer that he shall not:

      (a) at any time during the period of three years beginning with the Completion Date, in the United Kingdom, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date (a "Restricted Activity") save that nothing in this clause 11.1(a) shall prevent any of the Sellers from holding for investment purposes only not more than three per cent of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000); or

      (b) at any time during the period of three years beginning with the Completion Date, in the context of any Restricted Activity deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Target Group; or

      (c) at any time during the period of three years beginning with the Completion Date in the context of any Restricted Activity, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Target Group; or

      (d) at any time during the period of three years beginning with the Completion Date:

            (i) offer employment to, enter into a contract for the services of, or attempt to entice away from the Target Group, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Target Group; or

            (ii) procure or facilitate the making of any such offer or attempt by any other person; or

      (e)   at any time after Completion, use in the course of any business:

            (i)   the words EBC or EXECUTIVE BUSINESS CHANNEL; or

            (ii) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Target Group; or

            (iii) anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

      (f) at any time during a period of three years beginning with the Completion Date in the context of any Restricted Activity, solicit or entice away from the Target Group any supplier to the Target Group who had supplied goods and/or services to the Target Group at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Target Group.

11.2 The covenants in this clause 11 are intended for the benefit of the Buyer and the Target Group and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers' own behalf, on behalf of any other person or jointly with any other person.

11.3 Each of the covenants in this clause 11 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer and the Target Group separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.4 The consideration for the undertakings contained in this clause 11 is included in the Purchase Price.

12.   CONFIDENTIALITY AND ANNOUNCEMENTS

12.1 Each of the parties severally undertakes to the other parties to keep confidential the terms of this agreement and all information which they have acquired or will acquire about such other party or such other party's Group where applicable, and to use the information only for the purposes contemplated by this agreement.

12.2 The Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

12.3  A party does not have to keep confidential or to restrict its use of:

      (a) information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

      (b) information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

12.4 Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject, provided that any such information shall be disclosed only to the extent required by applicable law or regulatory requirements and (unless such consultation is prohibited by the applicable law or regulatory requirements) only after consultation with the Sellers or the Buyer (as the case may be).

12.5 No announcement about the transactions contemplated by this agreement or any matter connected with them and no disclosure of the terms of this or related agreements shall be made by either of the parties unless it is for the purposes of the satisfaction of a legal requirement or regulatory requirement without the prior written consent of the Buyer in the case of announcements by the Sellers or the Sellers in the case of announcements made by the Buyer. Where an announcement is required by any applicable law or regulatory requirement, it shall, unless such consultation is prohibited by regulatory requirements, be made only after consultation with the Sellers or the Buyer (as the case may be). Notwithstanding anything stated in this clause 12.5, the Buyer may at any time make disclosure (by way of press release or otherwise) if such disclosure is required under applicable law, regulatory authority or securities exchange listing requirements. Further, the parties will issue a mutually-agreed press release regarding the transaction after execution of this agreement.

13.   FURTHER ASSURANCE

      Each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

14.   ASSIGNMENT

14.1 Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

14.2 The Buyer may assign its rights under this agreement (or any document referred to in this agreement) to a member of its Group or, with the prior written consent of the Sellers, to any person to whom it transfers the Sale Shares.

15.   WHOLE AGREEMENT

15.1 This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

15.2 Nothing in this clause 15 operates to limit or exclude any liability for fraud.

16.   VARIATION AND WAIVER

16.1 Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

16.2 Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.

16.3 A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

16.4 No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

16.5 No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

16.6 Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

17.   COSTS

17.1 Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

17.2 For the avoidance of doubt, all costs borne by the Sellers in connection with the transaction contemplated by this agreement shall be for the account of the Sellers and not of the Target Group.

18.   NOTICE

18.1  A notice given under this agreement:

      (a) shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

      (b) shall be sent for the attention of the person, and to the address or fax number, specified in this clause 18 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 18); and

      (c)   shall be:

            (i)   delivered personally; or

            (ii)  sent by fax; or

            (iii) sent by pre-paid first-class post or recorded delivery; or

            (iv) (if the notice is to be served by post outside the country from which it is sent) sent by airmail.

18.2 Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers' representative named in clause 18.3 Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1.

18.3  The addresses for service of notice are:

      (a)   Sellers' Representative

            (i)   address: Dower House, Blakesley, Northamptonshire NN12 8RD

            (ii)  for the attention of: Jonathan Satchell

      (b)   Futuremedia PLC

            (i)   address: Nile House, Nile Street, Brighton, East Sussex, BN1
                  1HW

            (ii)  for the attention of: the Chief Executive Officer

            (iii) fax number: +44 (0)1273 829 702

18.4  A notice is deemed to have been received:

      (a)   if delivered personally, at the time of delivery; or

      (b)   in the case of fax, at the time of transmission; or

      (c) in the case of pre-paid first class post or recorded delivery 2 Business Days from the date of posting; or

      (d)   in the case of airmail, 4 Business Days from the date of posting; or

      (e) if deemed receipt under the previous paragraphs of this clause 18.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

18.5 To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

19.   INTEREST ON LATE PAYMENT

19.1 Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

19.2 The rate of interest shall be 4% per annum above the base lending rate for the time being of the Royal Bank of Scotland plc. Interest shall accrue on a daily basis and be compounded quarterly.

19.3 This clause 19 is without prejudice to any claim for interest under the law.

20.   SEVERANCE

20.1 If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

20.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

21.   AGREEMENT SURVIVES COMPLETION

      This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

22.   THIRD PARTY RIGHTS

22.1 This agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

23.   SUCCESSORS

      The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

24.   COUNTERPARTS

      This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

25.   LANGUAGE

      If this agreement is translated into any language other than English, the English language text shall prevail.

26.   GOVERNING LAW AND JURISDICTION

26.1 This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

26.2 The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This agreement has been executed as a deed on the date stated at the beginning of it.

                                   SCHEDULE 1
          PARTICULARS OF SELLERS AND APPORTIONMENT OF PURCHASE PRICE


--------------------------------------------------------------------------------
SELLER'S NAME,    NUMBER OF    PROPORTION OF  CASH       SHARE
ADDRESS AND FAX   SALE SHARES  PURCHASE PRICE ELEMENT    ELEMENT
NUMBER                               %            %          %
--------------------------------------------------------------------------------
Balchan           391              38.71        38.71      38.71
Secretaries
Limited
--------------------------------------------------------------------------------
Jonathan Satchell 379              37.53        37.53      37.53
The Dower House
Blakesley
Northamptonshire
NN12 8RD
--------------------------------------------------------------------------------
Graham Mackie     100               9.90         9.90       9.90
7 Whitworth Lane
Loughton
Milton Keynes
MK5 8EB
--------------------------------------------------------------------------------
Robin Hoyle       50                4.95         4.95       4.95
1 Stanley Croft
Palace House Road
Hebden Bridge
HX7 6HD
--------------------------------------------------------------------------------
Christopher       50                4.95         4.95       4.95
Mayers
65 Grimshaw Lane
Bollington
Macclesfield
SK10 5LY
--------------------------------------------------------------------------------
Trustees of the   40                3.96         3.96       3.96
John Wilman
Pension Scheme
--------------------------------------------------------------------------------

                                   SCHEDULE 2
                 PARTICULARS OF THE COMPANY AND SUBSIDIARIES

                               PART 1. THE COMPANY

--------------------------------------------------------------------------------
      NAME:                             LEXON INC
--------------------------------------------------------------------------------
      REGISTRATION NUMBER:              21081
--------------------------------------------------------------------------------
      REGISTERED OFFICE:                Palm Chambers P.O Box 3161, Road Town,
                                        Tortola, British Virgin Islands
--------------------------------------------------------------------------------
      AUTHORISED SHARE CAPITAL          50,000 shares
--------------------------------------------------------------------------------
      ISSUED SHARE CAPITAL              $1,010
      AMOUNT:
--------------------------------------------------------------------------------
      REGISTERED SHAREHOLDERS (AND      Balchan Secretaries Limited on
      NUMBER OF SALE SHARES HELD):      behalf of Roger Barby (391)

                                        Jonathan Satchell (379)

                                        Graham Mackie (100)

                                        Robin Hoyle (50)

                                        Christopher Mayers (5)

                                        Trustees of the John Wilman Pension
                                        Scheme on behalf of Eric Kilby (40)
--------------------------------------------------------------------------------
      DIRECTORS:                        Balchan Secretaries Limited
                                        Jonathan Satchell
--------------------------------------------------------------------------------
      SECRETARY:                        Balchan Secretaries Limited
--------------------------------------------------------------------------------
      AUDITOR                           None
--------------------------------------------------------------------------------
      REGISTERED CHARGES                None
--------------------------------------------------------------------------------

            SCHEDULE 2 PARTICULARS OF THE COMPANY AND SUBSIDIARIES


                            PART 2. THE SUBSIDIARIES
--------------------------------------------------------------------------------
      NAME:                                EXECUTIVE BUSINESS CHANNEL
                                           LIMITED
--------------------------------------------------------------------------------
      REGISTRATION NUMBER:                 02862053
--------------------------------------------------------------------------------
      REGISTERED OFFICE:                   Mountmill Farm
                                           Wicken
                                           Milton Keynes
                                           MK19 6DG
--------------------------------------------------------------------------------
      AUTHORISED SHARE CAPITAL             10,000 ordinary shares of (pound)1
                                           each
--------------------------------------------------------------------------------
      ISSUED SHARE CAPITAL
      AMOUNT:                              (pound)10,000
--------------------------------------------------------------------------------
      REGISTERED  SHAREHOLDERS (AND NUMBER Betternote Ltd (9,990
      OF SALE SHARES HELD):                ordinary shares)
                                           Lexon Inc (100 ordinary
                                           shares)
--------------------------------------------------------------------------------
      DIRECTORS:                           Roger John Barby
                                           Graham Robert Mackie
                                           Christopher Kenneth Mayers
--------------------------------------------------------------------------------
      SECRETARY:                           Pamela Elizabeth Sutton
--------------------------------------------------------------------------------
      AUDITOR                              Rees Pollock
--------------------------------------------------------------------------------
      REGISTERED CHARGES                   None
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      NAME:                                BETTERNOTE LIMITED
--------------------------------------------------------------------------------
      REGISTRATION NUMBER:                 03439039
--------------------------------------------------------------------------------
      REGISTERED OFFICE:                   Mountmill Farm
                                           Wicken
                                           Milton Keynes
                                           MK19 6DG
--------------------------------------------------------------------------------
      AUTHORISED SHARE CAPITAL             1,000 ordinary shares of (pound)1
                                           each
--------------------------------------------------------------------------------
      ISSUED SHARE CAPITAL
      AMOUNT:                              (pound)2
--------------------------------------------------------------------------------
      REGISTERED SHAREHOLDERS (AND NUMBER  Lexon Inc (2 ordinary shares)
      OF SALE SHARES HELD):
--------------------------------------------------------------------------------
      DIRECTORS:                           Roger John Barby
                                           Jonathan Satchell
--------------------------------------------------------------------------------
      SECRETARY:                           Jonathan Satchel
--------------------------------------------------------------------------------
      AUDITOR                              Rees Pollock
--------------------------------------------------------------------------------
      REGISTERED CHARGES                   None
--------------------------------------------------------------------------------

                                   SCHEDULE 3
                                   COMPLETION

       PART 1. WHAT THE SELLERS SHALL DELIVER TO THE BUYER AT COMPLETION

1. At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

      (a) transfers of the Sale Shares executed by the registered holders in favour of the Buyer;

      (b) the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

      (c) the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

      (d) the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

      (e) in relation to each company in the Target Group, the statutory registers and minute books (written up to the time of Completion), the common seal, the current memorandum and articles of association of the Company, certificate of incorporation and any certificates of incorporation on change of name;

      (f) the written resignation, executed as a deed and in the agreed form, of the directors and secretary of each company in the Target Group from their offices and employment with such company:

      (g) the written resignation of the auditors of each company in the Target Group accompanied bya statement that there are no circumstances connected with the auditors' resignation which should be brought to the notice of the members or creditors of each company in the Target Group.

      (h) a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 3;

      (i)   in relation to each company in the Target Group:

            (i) statements from each bank at which each company in the Target Group has an account, giving the balance of each account at the close of business on the second Business Day preceding the Completion Date (the "Reconciliation Date") and a bank reconciliation statement showing all movements on each of the bank accounts from the close of business on the Reconciliation Date to Completion;

            (ii) all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

      (j) details of their cash book balances; andall charges, mortgages, debentures and guarantees to which the Company is a party (in particular from the Royal Bank of Scotland plc) and, in relation to each such instrument and any covenants connected with it:

            (i)   a sealed discharge or release in the agreed form; and

            (ii) if applicable, a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge);

      (k)   JS consulting agreement;

      (l)   Employment Agreement; and

      (m)   Deeds of Covenant.


              PART 2: MATTERS FOR THE BOARD MEETINGS AT COMPLETION

1. The Sellers shall cause a board meeting of each company in the Target Group to be held at Completion at which the matters set out in this Part 2 of this Schedule 3 shall take place:

      (a) In respect of the Company, a resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

      (b) All directors, secretaries and auditors of each company in the Target Group shall resign from their offices and employment with such company with effect from the end of the relevant board meeting:

      (c) The persons the Buyer nominates shall be appointed as directors and secretary of each company in the Target Group (but not exceeding any maximum number of directors contained in the relevant company's articles of association). The appointments shall take effect at the end of the board meeting.

      (d) BDO shall be appointed as the auditors of each company in the Target Group with effect from the end of the relevant board meeting.

      (e) All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

                                   SCHEDULE 4
                                   WARRANTIES

                           PART 1. GENERAL WARRANTIES

1.    POWER TO SELL THE COMPANY

1.1 The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3 Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

      (a) any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

      (b) any order, judgment, decree or other restriction applicable to any of the Sellers.

2.    SHARES IN THE COMPANY AND SUBSIDIARIES

2.1 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2   The Sellers are the legal and beneficial owners of the Sale Shares.

2.3   The Sale Shares are free from all Encumbrances.

2.4 No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5 No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6   The Company:

      (a) does not hold or beneficially own, or has not agreed to acquire, any securities of any corporation; or

      (b) is not or has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

      (c) has not, outside its country of incorporation, any branch or permanent establishment; or

      (d) has not allotted or issued any securities that are convertible into shares.

2.7   The Company has not at any time:

      (a)   purchased, redeemed or repaid any of its own share capital; or

      (b) given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.8 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.    CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1 The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2 All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3 All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.    INFORMATION

4.1 The particulars relating to the Company in this agreement are accurate and not misleading.

5.    COMPLIANCE WITH LAWS

      The Company has at all times conducted its business in accordance with all applicable laws and regulations.

6.    LICENCES AND CONSENTS

      There are no licences, authorisations or consents required by the Company to carry on its business in the way it is carried on at Completion.

7.    INSURANCE

7.1 The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

7.2 The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

7.3 There are no material outstanding claims under, or in respect of the validity of, any of those policies, there are no circumstances likely to give rise to any claim under any of those policies.

7.4 All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done by the Company which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.    POWER OF ATTORNEY

8.1   There are no powers of attorney in force given by the Company.

8.2 No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

8.3 The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

9.    DISPUTES AND INVESTIGATIONS

9.1 Neither the Company nor any person for whom the Company is vicariously liable:

      (a) is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

      (b) as far as the Sellers are aware, is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2 No director of the Company has, to the extent that it relates to the business of the Company, received notice of any of the matters mentioned in paragraph 9.1 of this Schedule 4.

9.3 No notice of such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of this Schedule 4 have been received and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such proceedings.

9.4 The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.   DEFECTIVE PRODUCTS AND SERVICES

10.1 The Company has not sold any products which were, at the time they were sold, faulty, out of date or defective or did not comply with:

      (a) warranties or representations expressly made or implied by or on behalf of the Company; or

      (b) all laws, regulations, standards and requirements applicable to the products.

10.2 No notices have been received by the Company in which it is claimed that any products sold by the Company or any distributor are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3 No notices have been received by the Company and there are no outstanding liabilities or claims against the Company in respect of any services or items supplied by the Company for which the Company is liable and no dispute exists between the Company and any of their respective customers or clients.

11.   CUSTOMERS AND SUPPLIERS

11.1 In the 12 months ending with the date of this agreement and otherwise than in the ordinary course of the business of the Company as a result of the completion of a specific project, the business of the Company has not been affected in an adverse manner as a result of any one or more of the following things happening to the Company:

      (a)   the loss of any of its customers or suppliers; or

      (b) a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

      (c) a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2 So far as the Sellers are aware, no one or more of the things mentioned in paragraph 11.1 of this Schedule 4 is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner.

12.   COMPETITION

12.1  The definition in this paragraph applies in this agreement.

      COMPETITION LAW: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2 The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3 The Company has received no notice of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

12.4 As far as the Sellers are aware, no such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of this Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5 The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.6 The Company is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

13.   CONTRACTS

13.1  The definition in this paragraph applies in this agreement.

      MATERIAL CONTRACT: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

13.2 Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

      (a)   is a Material Contract; or

      (b)   is of an unusual or exceptional nature; or

      (c)   is not in the ordinary and usual course of business of the Company;
            or

      (d) may be terminated as a result of any change of control of the Company; or

      (e) restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

      (f)   involves agency or distributorship; or

      (g) involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

      (h) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

      (i) cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

      (j) requires the Company to pay any commission, finders' fee, royalty or the like; or

      (k) is for the supply of goods and/or services by or to the on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

      (l)   is not on arm's length terms.

13.3 Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:

      (a) as far as the Sellers are aware, no other party to a Material Contract has defaulted under or breached such a contract; and

      (b) no such default or breach by the Company or as far as the Sellers are aware, any other party is likely or has been threatened.

13.4 No notice of termination of a Material Contract has been received or served by the Company and as far as the Sellers are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

14.   TRANSACTIONS WITH SELLERS

14.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

      (a)   any of the Sellers or any person Connected with any of the Sellers;
            or

      (b) any director of a member of the Company or any person Connected with such a member or director.

14.2 None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

15.   FINANCE AND GUARANTEES

15.1 The Company does not have any borrowings or outstanding loan capital and no guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

15.2 The Company has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

15.3  The Company has not:

      (a) factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

      (b)   waived any right of set-off it may have against any third party.

15.4 All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts or the Management Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or Management Accounts or books and none of those debts nor any part of them has been outstanding for more than one month from its due date for payment.

15.5 No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

15.6 The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.7 The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.8 Particulars of all bank accounts of the Company have been Disclosed and the Company has no other bank accounts. The bank statements and reconciliation statements which are to be produced on Completion will be accurate and since the date of such, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.9 Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

      (a) continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

      (b) executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

15.10 A change of control of the Company will not result in:

      (a) the termination of or material effect on any financial agreement or arrangement to which the Company, is a party or subject; or

      (b) any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.   INSOLVENCY 16.1 The Company:

      (a) Is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

      (b)   has not stopped paying its debts as they fall due.

16.2  No step has been taken to initiate any process by or under which:

      (a) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

      (b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

      (c) a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company's creditors; or

      (d) the holder of a charge over the Company's assets is appointed to control the business and assets of the Company.

16.3  In relation to the Company:

      (a)   no administrator has been appointed;

      (b) no documents have been filed with the court for the appointment of an administrator; and

      (c) no notice of an intention to appoint an administrator has been given by the Company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4 No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the Company's creditors, shareholders or other contributors.

16.5 No distress, execution or other process has been levied on an asset of the Company.

17.   ASSETS

17.1 EBC is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by EBC.

17.2 None of the assets shown in the Accounts or acquired by EBC since the Accounts Date or used by EBC is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3 EBC is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by EBC, except for those Disclosed as being in the possession of a third party in the normal course of business.

17.4 None of the assets, undertaking or goodwill of EBC is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5 The assets of the Company comprise all the assets necessary for the continuation of EBC's business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

18.   CONDITION OF PLANT AND EQUIPMENT AND STOCK IN TRADE

18.1  The plant, machinery, equipment and vehicles used in connection with the
      Business:

      (a) are in good working order and have been regularly and properly maintained;

      (b) are capable and will continue to be capable of doing the work for which they were designed; and

      (c) are not surplus to the current or proposed requirements of the Company.

18.2 The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

18.3 The stock-in-trade of the Company is not excessive and is adequate in relation to the current trading requirements of the Company and none of the stock is out of date, obsolete, slow moving, unusable or unmarketable or includes returned goods.

18.4 The stock-in-trade of the Company complies fully and will, on sale by the Company in the ordinary and usual course of its business, comply fully with all applicable laws, regulations, standards and specifications agreed with customers.

19.   ENVIRONMENTAL

19.1  The definitions in this paragraph apply in this agreement.

      HAZARDOUS SUBSTANCES: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

      ENVIRONMENT: air, water and land, all living organisms and natural or man-made structures.

      ENVIRONMENTAL  LAW:  any law in so far as it  relates  to  Environmental
      Matters.

      ENVIRONMENTAL MATTERS: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

      WASTE:   all  waste,   including  any  unwanted  or  surplus   substance
      irrespective of whether it is capable of being recycled or recovered or has any value.

19.2  The Company has at all times complied with all Environmental Laws.

19.3 No notices relating to Environmental Law have been received by the Company, or any employees, directors or officers of the Company by any competent authority or any other person.

19.4 The Company has not and, as far as the Sellers are aware, is not likely to have any actual or potential liability under any Environmental Law by reason of it having owned, occupied or used any land or buildings.

19.5 All environmental reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) in the possession or control of the Company or the Sellers relating to the Property have been disclosed.

19.6 The Company has not given or received any warranties or indemnities in respect of, has any insurance in respect of, or has otherwise attempted to apportion, any liabilities, duties or obligations that arise under Environmental Law.

19.7 The Company does not manufacture and sell, resell under its own brand, or import or export electrical or electronic equipment containing lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls or polybrominated diphenyl ethers in or into an EU member state except in applications listed in the Annex to Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

20.   INTELLECTUAL PROPERTY

20.1  The definition in this paragraph applies in this agreement.

      INTELLECTUAL PROPERTY RIGHTS: all patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets), domain names, and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

20.2 Complete and accurate particulars are set out in Schedule 6 of all registered Intellectual Property Rights (including applications for such rights) owned, used or held for use by the Company and the Company is the sole legal and beneficial owner of such, free from all Encumbrances.

20.3  All licences and agreements pursuant to which the Company:

      (i) uses or exploits Intellectual Property Rights owned by any third party;

            or

      (ii) has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party have been Disclosed and:

      (a)   are valid and binding.

      (b) as far as the Sellers are aware, have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

      (c) are not the subject of any claim, dispute or proceeding, pending or threatened; and

      (d)   have, where required, been duly recorded or registered.

20.4 Other than as Disclosed, the Company does not require any Intellectual Property Rights in order to carry on its activities.

20.5 The Intellectual Property Rights set out in Schedule 6 are valid, subsisting and enforceable and as far as the Sellers are aware, nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

      (a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

      (b) all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

      (c) as far as the Sellers are aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

      (d) as far as the Sellers are aware, there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.6 Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the registered Intellectual Property Rights listed in Schedule 6.

20.7 So far as the Sellers are aware, there has been and is no current or anticipated infringement by any third party of any Intellectual Property Rights owned by, or licensed by or to, the Company.

20.8 The Company has received no notice that the activities of the Company:

      (a)   infringe the Intellectual Property Rights of any third party; or

      (b) constitute any breach of confidence, passing off or actionable act of unfair competition; or

      (c) give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

21.   INFORMATION TECHNOLOGY

21.1  The definitions in this paragraph apply in this agreement.

      IT SYSTEM: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

      IT CONTRACTS: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2 Complete and accurate particulars of the IT System and all IT Contracts have been Disclosed.

21.3 Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System.

21.4 As far as the Sellers are aware, the IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.5 As are as the Sellers are aware, there are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

21.6 None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Company, and, as far as the Sellers are aware, IT Contracts will be renewed on the same or substantially the same terms when they expire.

21.7 The Company has possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part 2 of Schedule 7).

21.8  The elements of the IT System:

      (a) are functioning properly and in accordance with all applicable specifications;

      (b) are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

      (c) as far as the Sellers are aware, do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person;

      (d) have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company;

      (e) include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance;

      (f) have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements as Disclosed.

21.9 The Company has implemented appropriate procedures, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.10 The Company has in place a disaster recovery plan which is fully documented and would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

21.11 The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future). In particular:

      (a) no value for a current date has caused or will cause any interruption in operation;

      (b) date-based functionality has behaved and will behave consistently for all dates;

      (c) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

      (d)   all leap years will be recognised as such.

21.12 The IT System is capable of:

      (a)   performing its functions in multiple currencies, including the euro;

      (b) satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97;

      (c) displaying and printing the generally accepted symbols for the euro and any other currency; and

      (d) processing the generally accepted codes for the euro and any other currency.

22.   DATA PROTECTION

22.1 The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

      (a) has renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

      (b)   has paid all fees payable in respect of such notifications;

      (c) the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

      (d) there has been no unauthorised disclosure of personal data outside the terms of such notifications.

22.2  No personal data have been transferred outside the European Economic Area.

22.3  The Company has:

      (a) complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998;

      (b) satisfied any requests for access to personal data subject to paragraph 22.3(a) of this Schedule 4;

      (c) established the procedures necessary to ensure continued compliance with such legislation; and

      (d) complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company by the seventh principle as mentioned above.

22.4  The Company has not received any:

      (a) notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

      (b)   claim for compensation for loss or unauthorised disclosure of data;
            or

      (c) notification of an application for rectification or erasure of personal data,

      and as far as the Sellers are aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.5 The Company is not relying on the transitional exemptions for manual data under Schedule 8 of the Data Protection Act 1998.

22.6 The Company has complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.   EMPLOYMENT

23.1  The definitions in this paragraph apply in this agreement.

      EMPLOYMENT LEGISLATION: legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

      EMPLOYEE: any person employed by the Company under a contract of employment.

      WORKER: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

23.2  The name of each person who is a Director is set out in Schedule 2.

23.3 The Disclosure Letter includes details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

      (a)   the Company which employs or engages them;

      (b) their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

      (c) the commencement date of each contract and, if an Employee, the date on which their continuous service began;

      (d) the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

      (e)   the type of contract (whether full or part-time or other);

      (f)   date of birth;

      (g) the country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

      (h) the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

23.4 The Disclosure Letter includes details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from a company) and the particulars of the terms on which the individual provides services, including:

      (a)   the company which engages them;

      (b) the remuneration of each individual (including any benefits and privileges provided or which the Company is bound to provide); and

      (c) the length of notice necessary to terminate each agreement or, if at fixed term, the expiry date of the fixed term and details of any previous renewals;

      (d) the country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

      (e) the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

23.5 The Disclosure Letter includes details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

23.6 No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened by the Company and no dispute under any Employment Legislation or otherwise is outstanding between:

      (a) the Company and any of its current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

      (b) the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

23.7 No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.8 Every Employee or Worker of the Company who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom.

23.9 No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.10 The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not enable any Directors, officers or Employees of the Company to terminate their employment or receive any payment or other benefit.

23.11 All contracts between the Company, and its Employees and Workers are terminable at any time on three months' notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

23.12 All contracts between the Company and their Directors, Employees or Workers comply with any relevant requirements of section 319 of the Companies Act 1985.

23.13 The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

23.14 The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.


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

23.15 The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

23.16 The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

23.17 The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

23.18 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and as far as the Sellers are aware, there is nothing likely to give rise to such a dispute or claim.

23.19 No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company and the Subsidiaries have complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

23.20 The Company has not in the last 12 months altered and they shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer).

23.21 The Company has not or will not transfer any Employee or Worker from working for the Company, induce any Employee or Worker to resign their employment or agree to transfer any Employee or Worker from the Company (without the prior written consent of the Buyer).

23.22 There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.23 The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker

23.24 The Disclosure Letter includes true, complete and accurate:

      (a) copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers;

      (b) copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

23.25 In respect of each Employee and Worker, the Company has:

      (a) performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

      (b) complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

      (c)   maintained adequate, suitable and up to date records.

23.26 Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.

24.   PROPERTY

24.1 The Company does not own any freehold property and has no interest in, rights of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings except pursuant to the Lease.

24.2 The Company has no actual or contingent liability in respect of any other property formerly owned or occupied by the Company.

24.3 The Company has not given any guarantee or indemnity for any liability relating to the Property or any property formerly owned or occupied by the Company.

24.4 EBC is in actual occupation of the Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed not to grant, any right of occupation or enjoyment in respect of the Property to any third party.

24.5 The Sellers have in their possession and control and have Disclosed a copy of the Lease and there are no rent reviews under the Lease pending, in progress or outstanding.

24.6 As far as the Sellers are aware, the Property is free from any mortgages, debentures, charges, rent-charges or liens securing the repayment of monies or other obligations.

24.7 As far as the Sellers are aware, the Property is not affected by any options, rights of pre-emption, or any contracts to create any of these matters or to dispose of any interest in the Property.

24.8 As far as the Sellers are aware, the Property is not effected by any covenants, reservations, conditions, exceptions, stipulations, easements, profits a prendre, wayleaves, licences, franchises, grants, restrictions, overriding interests, rights of common or other rights vested in third parties or any contracts to create any of these matters.

24.9 In relation to the Lease the Company and, as far as the Sellers are aware, the landlord has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

24.10 In relation to the Lease, all principal rent and additional rent and all other sums payable by the Company (LEASE SUMS) have been paid as and when they became due and no Lease Sums have been:

      (a)   set off or withheld; or

      (b)   commuted, waived or paid in advance of the due date for payment.

24.11 No collateral assurances, undertakings or concessions have been made by any party to any Lease.

24.12 The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges,principal rent, insurance premiums and service charges and all outgoings have been paid when due and none is disputed.

24.13 The Property is actively used by the Company in connection with the Business.

24.14 As far as the Sellers are aware, the current use of the Property is the permitted use for the purposes of the planning legislation.

24.15 The Property either:

      (a) has a current fire certificate, and no alterations or improvements have been made, or are proposed, to the Property which would affect the validity of the fire certificate; or

      (b)   does not require a fire certificate.

24.16 The Property is in a good state of repair and condition and fit for the current use.

24.17 There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Property.

24.18 As far as the Sellers are aware, the Property has not suffered from any of the following:

      (a)   flooding;

      (b)   subsidence;

      (c)   heave;

      (d)   landslip;

      (e)   mining activities;

      (f)   structural defects;

      (g) defects in the drains and services from time to time serving the Properties; or

      (h)   dry rot, wet rot, rising damp and any infestation.

24.19 There exists no dispute between the Company, and the owner or occupier of any other premises adjacent to or neighbouring the Property and the Company does not expect nor is aware of any circumstances that may give rise to any such dispute after the date of this agreement.

25.   ACCOUNTS

25.1 The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

25.2 The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors' report(s) required to be annexed to the Accounts is unqualified.

25.3  The Accounts:

      (a) make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

      (b)   do not overstate the value of current or fixed assets; and

      (c)   do not understate any liabilities (whether actual or contingent).

25.4 The Accounts show a true and fair view of the commitments and financial position and affairs of EBC as at the Accounts Date and of the profit and loss of EBC for the financial year ended on that date.

25.5 The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of EBC as at the Accounts Date.

25.6 The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any respect.

25.7 The Accounts have been filed and laid before EBC in general meeting in accordance with the requirements of the Companies Acts.

25.8 The Accounts have been prepared on a basis consistent with the audited accounts of EBC for the two prior accounting periods without any change in accounting policies used.

25.9 The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of EBC as at and to the date for which they have been prepared.

26.   FINANCIAL AND OTHER RECORDS 26.1 All financial and other records of the
      Company:

      (a)   have been properly prepared and maintained;

      (b) constitute an accurate record of all matters required by law to appear in them;

      (c)   do not contain any material inaccuracies or discrepancies; and

      (d)   are in the possession of the Company.

26.2 No notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3 All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

26.4 All deeds and documents belonging to the Company are in the possession of the Company.

27.   CHANGES SINCE ACCOUNTS DATE

      Since the Accounts Date:

      (a) the Company has conducted its business in the normal course and as a going concern;

      (b) there has been no material adverse change in the turnover, financial position or prospects of the Company;

      (c) the Company has not issued or agreed to issue any share or loan capital;

      (d) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

      (e) the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of (pound)2,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of (pound)2,000;

      (f) no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

      (g)   there has been no abnormal increase or reduction of stock in trade;

      (h) none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

      (i) the Company has not offered price reductions or discounts, incentives, or allowances on sales of stock in trade, or sold stock in trade at less than cost price.

28.   EFFECT OF SALE ON SALE SHARES

      As far as the Sellers are aware, neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

      (a) cause the Company to lose the benefit of any right or privilege it presently enjoys; or

      (b) relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

      (c) give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

      (d) entitle any person to receive from the Company any finder<180>s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

      (e) result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

      (f)   result in any officer or senior Employee leaving the Company; or

      (g) result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

      (h) result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

      (i) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

      (j) result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

      (k) entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.

29.   RETIREMENT BENEFITS

29.1 The Company is not party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement.

29.2 The Company has complied with the obligations imposed by the Welfare Reform and Pensions Act 1999 regarding facilitating access to a stakeholder pension arrangement.

29.3 There are no claims or actions in progress or pending, nor as far as the Sellers are aware, any reason for such claims and actions in respect of any entitlement to retirement benefits.

                             PART 2. TAX WARRANTIES

1.    GENERAL

1.1 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or, as far as the Sellers are aware, is likely to be, the subject of any material dispute with any Taxation Authority.

1.2 All Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3 The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.4 The Company has not paid within the past seven years ending on the date of this agreement or, as far as the Sellers are aware, will become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

1.5 The Company has not within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and, as far as the Sellers are aware, there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.6 The amount of Taxation chargeable on the Company during any accounting period ending on or within the seven years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.7 All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.


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

1.8 The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and, , as far as the Sellers are aware, none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.9 The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled to:

      (a) make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

      (b) appeal against any assessment or determination relating to Taxation; and/or

      (c)   apply for a postponement of Taxation.

1.10 The Company is not or, as far as the Sellers are aware, will not become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

1.11 The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

2.    CHARGEABLE GAINS

      The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

3.    CAPITAL ALLOWANCES

3.1 No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.


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

3.2 No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the CAA 2001 (or any other legislation relating to capital allowances).

4.    DISTRIBUTIONS

4.1 No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company except dividends shown in their audited accounts and the Company is not bound to make any such distribution.

4.2 No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.3 The Company has not within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.    LOAN RELATIONSHIPS

      All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company in the six years ending on the Accounts Date.

6.    CLOSE COMPANIES

      The Company has at any time during the last six years ending at the Accounts Date been a close company within the meaning of sections 414 and 415 of ICTA 1988.

7.    GROUP RELIEF

      Except as provided in the Accounts, the Company is not or will not be obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the


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

      Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

8.    GROUPS OF COMPANIES

8.1 The Company has not entered or agreed to enter into an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

8.2 The execution or completion of this agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002 or as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

8.3 The Company has never been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

8.4 The Company has not been, and is not, required by Schedule 28AA of ICTA 1988 to compute its profits or losses as if an arm's length provision had been made instead of any actual provision.

9.    INTANGIBLE ASSETS

      For the purposes of this paragraph 9, references to INTANGIBLE FIXED ASSETS mean intangible fixed assets and goodwill within the meaning of
      Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an INTANGIBLE FIXED ASSET shall be construed accordingly.

9.1 The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. As far as the Sellers are aware, no circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.2 No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.

9.3   Since the Accounts Date:


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

      (a) the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

      (b) the Company has not realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

      (c) as far as the Sellers are aware, no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

10.   EBC RESIDENCE AND OVERSEAS INTERESTS

10.1 EBC has within the past seven years been resident in the United Kingdom for corporation tax purposes and has not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

10.2 EBC has not without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

10.3 EBC does not hold shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to section 13 of TCGA 1992.

10.4 EBC has not held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and neither of them has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

10.5  EBC has no permanent establishment outside the UK.

11.   ANTI-AVOIDANCE

11.1 All transactions or arrangements made by the Company have been made on fully arm's length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

11.2 The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that


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

      there was a risk that the Company could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

12.   INHERITANCE TAX

12.1 The Company has not made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

12.2 There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and none of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.

12.3 No asset owned by the Company, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

13.   VAT

13.1 The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and the Company is not (nor, as far as the Sellers are aware, are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

13.2 The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

13.3 All supplies made by the Company are taxable supplies and the Company has not been or will not be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

13.4 The Company is not or has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be


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

      given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

13.5 For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:

      (a) all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

      (b) no election has or, as far as the Sellers are aware, will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.

13.6 The Company does not own or has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

13.7 The Company has not made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from the Company under section 36(4) of the VATA 1994.

14.   STAMP DUTY AND STAMP DUTY LAND TAX

14.1 Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company Subsidiary at Completion or any document which the Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

14.2 Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

14.3 The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company before Completion in respect of which an additional land transaction

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

      return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.


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

                                   SCHEDULE 5:

                                  TAX COVENANT

1.    INTERPRETATION

1.1 The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

      BUYER'S RELIEF: means:

      (a) any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation); and

      (b)   any Post-Completion Relief of the Company (as defined in paragraph
            (c) of the definition of Liability for Taxation).

      BUYER'S TAX GROUP: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

      EVENT: includes (without limitation) the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

      LIABILITY FOR TAXATION: any liability of the Company to make a payment of or in respect of Tax, whether or not the Company has or may have any right of reimbursement against any other person or persons and also includes:

      (a) the Loss of any Relief (ACCOUNTS RELIEF) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which, but for such Relief, would have appeared in the Accounts) or where such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing any deferred Tax asset which appears in the Accounts (LOSS OF AN ACCOUNTS RELIEF), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose


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

            that the Company had sufficient profits or was otherwise in a position to use the Relief;

      (b) the Loss of any right to repayment of Tax (including any repayment supplement) (REPAYMENT RELIEF) which was treated as an asset in the Accounts (LOSS OF A REPAYMENT RELIEF), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

      (c) the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before the Accounts Date of any Relief (POST-COMPLETION RELIEF) or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant (LOSS OF A POST-COMPLETION Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use; and

      (d) any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person's Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

      LOSS: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or claw-back for whatever reason.

      RELIEF: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

      TAX: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and TAXATION shall have the same meaning.

      TAX CLAIM: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer or the Company may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

      TAXATION AUTHORITY: HM Revenue & Customs, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere.


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

      TAXATION STATUTE: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2 References to GROSS RECEIPTS, INCOME, PROFITS or GAINS earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3 References to a REPAYMENT OF TAX shall include any repayment supplement or interest in respect of it.

1.4 Any reference to something occurring IN THE ORDINARY COURSE OF BUSINESS shall, without prejudice to the generality thereof, be deemed not to include:

      (a) anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group), or is the liability of the Company only because some other person, other than a member of the Buyer's Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

      (b) anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

      (c) anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

      (d) anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

      (e) anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a


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

            Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

      (f) anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

1.5 Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

2.    COVENANT

2.1 Subject to the provisions of clause 4, the Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be severally liable to pay to the Buyer by way of repayment of the Purchase Price for the Sale Shares, to the extent possible but not so as to limit the amount payable where not wholly possible, an amount equal to any:

      (a) Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

      (b) Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a member of the Buyer's Tax Group on or before Completion;

      (c)   any Liability for Taxation falling within paragraph (a) to paragraph
            (d) of the definition of Liability for Taxation;

      (d) any Liability for Taxation which is a liability for inheritance tax which:

            (i) arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

            (ii) has given rise at Completion to a charge on any of the Sale Shares or assets of the Company; or

            (iii) gives rise after Completion to a charge on any of the Sale
                  Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

      (e)   costs and expenses referred to in paragraph 9.


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

3.    PAYMENT DATE AND INTEREST

3.1 Where the Sellers are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1(e)), the due date for the making of that payment (DUE DATE) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Sellers demanding that payment and in a case:

      (a) that involves an actual payment of Tax by the Company (including any payment pursuant to paragraph 2.1(e)), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

      (b) that falls within paragraph (a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

      (c) that falls within paragraph (b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

      (d) that falls within paragraph (c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

      (e) that falls within paragraph (d) of the definition of Liability for Taxation not later than the fifth day before the day on which the Company or the relevant Subsidiary is due to make the payment or repayment.

3.2 Any dispute as to the amount specified in any notice served on the Sellers under paragraph 3.1(b) to paragraph 3.1(e) remaining unresolved for more than 10 Business Days from the date of service of a notice pursuant to clause 3.1 shall be determined by an independent accountant appointed by agreement between the parties or, failing such agreement within a further 5 Business Days, appointed at the instance of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent expert shall decide the disputed matter as expert and not as arbitrator and shall issue to the parties his written decision which shall be final and binding upon the parties hereto (except in the case of manifest error or fraud). The costs of such independent accountant shall be borne by the parties as such expert shall direct.


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

3.3 If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the Due Date then, except to the extent that the Sellers liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Bank of Scotland or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.    EXCLUSIONS

4.1 The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

      (a)   a provision or reserve in respect thereof is made in the Accounts;
            or

      (b) it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

      (c) the Buyer is compensated for any such matter under any other provision of this agreement;

      (d) to the extent that the Liability for Taxation would not have arisen but for any voluntary act of the Buyer or the Company after Completion which the Buyer or the Company ought reasonably to have known would give rise to such Liability for Taxation but excluding any act:

            (i) carried out pursuant to a legally binding obligation of the Company incurred prior to Completion; or

            (ii) pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

            (iii) taking place with the written approval of the Sellers or in accordance with the terms of the Agreement or this Covenant (including, without limitation, the provisions of paragraph 7 below) or any document executed pursuant to the Agreement;

      (e) occurring in the ordinary course of trade of any company in the Group; or


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

      (f) which arises or is increased as a consequence of the failure of the Buyer to comply with or procure the compliance of the Company with their respective obligations under this Tax Covenant.

4.2 The Sellers are not liable for a claim under this Tax Covenant unless the Buyer has given the Sellers written notice of the claim (giving reasonable information regarding the nature and an estimate of the value of such claim) within the period of seven years beginning with the Completion Date.

5.    RECOVERY FROM THIRD PARTIES

5.1 Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the Buyer's Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

      (a) notify the Sellers of its entitlement as soon as reasonably practicable; and

      (b) if required by the Sellers and, subject to the Buyer, the Company being secured and indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 5.1 which, in the Buyer's reasonable opinion, is likely to harm its or the Company's commercial relationship (potential or actual) with that or any other person.

5.2 If the Buyer or the Company recovers any amount referred to in paragraph 5.1, the Buyer shall account to the Sellers for the lesser of:

      (a) any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under paragraph 5.1(b)); and

      (b) the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

6.    CORRESPONDING BENEFIT


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

6.1 If the auditors for the time being of the Company shall certify (at the request and expense of the Sellers) that any Liability for Taxation which has resulted in a payment having been made or becoming due from the Sellers under this Tax Covenant would give rise to a Relief for the Company which would not otherwise have arisen, then as and when the liability of the Company to make an actual payment of or in respect of taxation is reduced by reason of that Relief (and in this respect the Company may in its absolute discretion choose to utilise any other Reliefs that are or become available to the Company in priority to the Relief which would not have arisen but for the Liability for Taxation which has resulted in the payment having been made or becoming due from the Sellers) or, in the case of a repayment, as and when the repayment is received, the amount by which the liability is reduced or the amount of the repayment shall be dealt with in accordance with sub-clause 6.2.

6.2 Where it is provided in sub-clause 6.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:

      (a) the Relevant Amount shall first be set off against any payment then due from the Sellers under this Tax Covenant; and

      (b) to the extent that there is any excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant and not previously refunded under this sub-clause up to the amount of such excess; and

      (c) to the extent that the excess referred to in paragraph 6.2(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward for set off against any future payment or payments which becomes due from the Sellers under this Tax Covenant.

6.3 Where any such certification as is mentioned in sub-clause 6.1 has been made, the Sellers or the Buyer may (at their/its own expense) request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was subject to such certification should be amended.

6.4 If the auditors certify under sub-clause 6.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 6.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Sellers or (as the case may be) to the Sellers.

7.    CONDUCT OF TAX CLAIMS


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

7.1 If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as is reasonably practicable, provided that if any of the Sellers receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers notice of such Tax Claim in accordance with the provisions of this paragraph 7, provided always that the giving of such notice shall not be a condition precedent to the Sellers' liability under this Tax Covenant.

7.2 Provided the Sellers indemnify and secure the Buyer and the Company to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer, the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a DISPUTE), provided that neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers having been given written notice of the receipt of such assessment, the Buyer or the Company have not within 28 days of the date of the notice received instructions in writing from the Sellers to do so.

7.3   If:

      (a) the Sellers do not request the Buyer or the Company to take any action under paragraph 7.2 or fail to indemnify and secure the Buyer or the Company to the Buyer's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 28 days; or

      (b) any of the Sellers (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

      (c) the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Sellers have obtained the opinion of Tax counsel of at least 5 years<180> standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion considers fit.


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

8.    GROSSING UP

8.1 All sums payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.2 If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

8.3 If the Buyer would, but for the availability of a Buyer's Relief, incur a taxation liability falling within paragraph 8.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

9.    COSTS AND EXPENSES

      The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer or the Company in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.


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

                                   SCHEDULE 6

                   REGISTERED INTELLECTUAL PROPERTY RIGHTS

Domain names:

www.ebc.co.uk (due for renewal on 27 October 2006)

www.hostedsites.co.uk

www.HRMDEV.com

www.autoelearning.co.uk

www.elearningchampions.co.uk

www.nhsinfusiondevices.org.uk

                                   SCHEDULE 7

NOT USED

                     SCHEDULE 8 - PARTICULARS OF PROPERTIES


                              LEASEHOLD PROPERTIES

--------------------------------------------------------------------------------
DESCRIPTION OF THE           Unit D Mount Mill Farm, Stratford
PROPERTY                     Road, Wicken Nr. Milton Keynes MK19 6DG
--------------------------------------------------------------------------------
DESCRIPTION OF LEASE         Lease between Mr J K J Gurney and Executive
(LEASE, UNDERLEASE,          Business Channel dated 28 April 2003
LICENCE, DATE AND
PARTIES)
--------------------------------------------------------------------------------
OWNER                        J K J Gurney
--------------------------------------------------------------------------------
REGISTERED/UNREGISTERED      Registered (No. 2862053)
(AND TITLE NUMBER)
CONTRACTUAL DATE OF          31 March 2008
TERMINATION OF LEASE
--------------------------------------------------------------------------------
OCCUPIER                     Executive Business Channel As Offices within Class
CURRENT USE                  B1 of the Tow and Country Planning (Use Classes)
                             order 1987
--------------------------------------------------------------------------------
IS THERE AN                  No.
INVESTMENT LEASE?
--------------------------------------------------------------------------------
TENANT UNDER AN              N/A
INVESTMENT LEASE
--------------------------------------------------------------------------------
CONTRACTUAL DATE OF          N/A
TERMINATION OF
INVESTMENT LEASE.
--------------------------------------------------------------------------------

                                   SCHEDULE 9
                               COMPLETION ACCOUNTS

                                 PART 1 GENERAL

1.    DEFINITIONS

      The definitions in this paragraph apply in this agreement.

      ACCOUNTING POLICIES: the accounting principles, practices, policies and procedures set out in Part 2 of this Schedule

      BUYER'S ACCOUNTANTS: BDO, 8 Baker Street, London, W1U 3LL .

      COMPLETION ACCOUNTS: the consolidated balance sheet and profit and loss account of the Target Group, including the notes thereon as at the Completion Date and stating the amount of the Completion Net Assets prepared in accordance with and subject to the provisions of this Schedule.

      COMPLETION NET ASSETS: means fixed assets plus current assets less all liabilities of the Target Group.

      DRAFT COMPLETION ACCOUNTS: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.

      EXPERT: a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Completion Accounts.

      GROUP: the Company and its Subsidiaries

      SELLERS' ACCOUNTANTS: Rees Pollock, 35 New Bridge Street, London EC4V 6BW

      UK GAAP: generally accepted accounting principles applied in the United Kingdom, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited, in each case as in force at the date of this agreement.

2.    PREPARATION OF COMPLETION ACCOUNTS

2.1 The Sellers shall procure that the Sellers' Accountants prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date.


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

2.2 The Buyer shall and shall procure that the Buyer's Accountants shall give such assistance and access to information as the Sellers' Accountants may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1.

2.3 The Sellers shall deliver a copy of the Draft Completion Accounts to the Buyer's Accountants no later than 30 days after the Completion Date.

2.4 The Buyer shall ensure that, within seven days starting on the day after delivery of the Draft Completion Accounts to the Buyer's Accountants, the Buyer's Accountants submit to the Seller and the Sellers' Accountants a report stating whether or not they agree with the Completion Accounts (and in the case of disagreement, the area of dispute).

2.5 If the Buyer's Accountants agree the Draft Completion Accounts, the parties shall ensure that the Sellers' Accountants and the Buyer's Accountants certify the Draft Completion Accounts as being the Completion Accounts within 5 days of the Sellers' Accountants receiving the report of the Buyer's Accountants, and the Completion Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.6 If the Buyer's Accountants disagree with the Draft Completion Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer's Accountants and the Sellers' Accountants shall certify the Draft Completion Accountants (subject to any amendment agreed between the parties) as being the Completion Accounts and they shall become final and binding on the parties for the purpose of this agreement.

2.7 If the parties are unable to resolve any disagreement within seven days of the delivery of the report of the Buyer's Accountants to the Sellers' Accountants, the disagreement shall be referred to an Expert.

2.8 Save as provided in paragraph 3, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.    EXPERT

3.1 An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Completion Accounts.

3.2   The parties shall agree on the appointment of an independent Expert.

3.3 If the parties are unable to agree on an Expert within seven days of their party serving details of a suggested expert on the other, either party may request the chairman of the Institute of Chartered Accountants in England & Wales to appoint an Expert.

3.4 The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two months of the matter being referred to him.

3.5 All matters under this paragraph 3 shall be conducted, and the Expert's decision shall be written, in the English language.

3.6 The parties are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.7 To the extent not provided for by this paragraph 3, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

3.8 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.9 Each party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties or in such other proportions as the Expert directs.

4.    BASIS OF COMPUTATION

4.1   The Completion Accounts shall be prepared:

      (a) in accordance with the accounting principles, practices, policies and procedures applied in the Accounts; and

      (b)   subject to (a), in accordance with UK GAAP.

Executed as a Deed            )
By FUTUREMEDIA PLC            )
Acting by                     )
                              Director
                              Director/Secretary

Executed as a Deed            )
By BALCHAN SECRETARIES LIMITED)
acting by                     )

                              Director

                              Director/Secretary

Executed as a Deed            )
By JONATHAN SATCHELL          )
in the presence of:           )

Witness signature:
Witness name:
Witness address:
Witness occupation:

Executed as a Deed            )
By GRAHAM MACKIE              )
in the presence of:           )

Witness signature:
Witness name:
Witness address:
Witness occupation:

Executed as a Deed            )
By ROBIN HOYLE                )
in the presence of:           )

Witness signature:
Witness name:
Witness address:
Witness occupation:

Executed as a Deed            )
By CHRIS MAYERS               )
in the presence of:           )

Witness signature:
Witness name:
Witness address:
Witness occupation:

Executed as a Deed            )
By TRUSTEES OF THE JOHN WILMAN)
PENSION SCHEME                )
in the presence of:           )

Witness signature:
Witness name:
Witness address:
Witness occupation: